Exhibit 99.1

News Release
Weatherford Reports Record Results of $0.74 Per Diluted Share Before
Charges and Announces Share Split
Record results despite the impact of the hurricanes
HOUSTON, October 27, 2005 — - Weatherford International Ltd. (NYSE: WFT) today reported third quarter 2005 net income of $118 million from continuing operations, or $0.74 per diluted share, before charges. The company continues to post record earnings despite a 5.5 cent impact from Hurricanes Katrina and Rita. Third quarter diluted earnings per share from continuing operations improved 16 percent from second quarter diluted earnings per share from continuing operations of $0.64 and 51 percent from third quarter 2004 diluted earnings per share of $0.49.
The company completed the acquisition of Precision Drilling Corporation’s Energy Services and International Drilling divisions on August 31, 2005. Third quarter results include one month of activity from these businesses and a charge of $97 million related to exit costs, restructuring charges and the write-off of in-process research and development acquired in the transaction. In August, the company also completed the conversion of its zero coupon convertible senior debentures and expensed $5 million of unamortized issuance costs.
Revenues for the third quarter were $1,077 million and represent the highest revenue levels in company history. Third quarter revenues improved 15 percent sequentially and 36 percent over the $794 million reported last year. Increased activity levels in North America, coupled with the recovery from spring break-up in Canada, produced 21 percent sequential revenue growth and 43 percent growth year over year. Excluding the impact of the Precision acquisition, North American revenues were up 10 percent sequentially and 30 percent year over year. Despite a more modest 4 percent growth sequentially, Eastern Hemisphere revenues were up 25 percent year over year, with Middle East revenues growing 43 percent during the same period.
Operating income, excluding the charges noted above, was $171 million for the quarter, 23 percent higher than the second quarter and over 54 percent higher than the same quarter in the prior year.
In the first nine months of 2005, revenues were $2,872 million and income from continuing operations before charges was $299 million or $1.97 per diluted share. In 2004, reported revenues for the first nine months were $2,249 million, and excluding the gain on sale of Universal common stock, income from continuing operations was $179 million or $1.27 per diluted share.

Evaluation, Drilling & Intervention Services
Formerly known as “Drilling Services,” this division now includes the businesses conducted by Precision Drilling Corporation’s Energy Services division.
Revenues for the quarter reached record levels of $610 million, including $83 million attributable to the Precision acquisition. This is 19 percent above the prior quarter and 43 percent above the same quarter in the prior year. North American revenues, excluding the acquisition, improved 10 percent from the prior quarter despite the negative impact of the hurricanes. All product lines posted increased revenues over the prior quarter.
Operating income of $140 million topped the preceding quarter by 15 percent and exceeded the same quarter in the prior year by 54 percent. Operating income margins, before research and development expenses, were 23 percent, a 180 basis point improvement year over year.
Completion & Production Systems
Third quarter revenues of $430 million were led by a strong performance in Canada and Latin America. Revenue growth in North America was 11 percent sequentially and 36 percent over the same period in 2004. The lift product lines drove the increase in revenues.
The current quarter’s operating income of $65 million represents this division’s highest operating income level in history. Operating income improved 24 percent above the preceding quarter and 48 percent as compared to the same quarter in the prior year. Operating margins improved over 210 basis points sequentially, with incremental operating margins of 49 percent.
Other Operations
Other Operations include activities related to pipeline services and contract drilling.
For the third quarter, revenues were $38 million, and operating income was $6 million. This compares to revenues of $19 million and a $1 million loss in the prior quarter and revenues of $23 million and operating income of $7 million for the third quarter 2004.
Research and Development
The company’s Research and Development expenditures were $27 million in the third quarter. Expenditures increased $3 million sequentially and $7 million as compared to the same quarter in the prior year due to the Precision acquisition and increased baseline activity in both divisions.

Corporate Expenses
Corporate Expenses increased $2 million sequentially and increased $3 million as compared to the same period last year due primarily to the Precision acquisition.
Share Split
The company’s board of directors has declared a two-for-one share split of Weatherford’s common shares, to be effected through a dividend of one common share for each Weatherford common share outstanding. Holders of record on November 14, 2005 will be entitled to one additional common share for each common share held on that date. The company’s transfer agent, American Stock Transfer & Trust Company, will distribute the share dividend on or about November 30, 2005.
Conference Call
The company will host a conference call with financial analysts on Thursday, October 27, 2005 at 9:00 a.m. (CDT). The purpose of the conference call is to discuss results for the company’s third quarter ended September 30, 2005. The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section. Further, the “investor relations/financial information” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures used in this release and may be used periodically by management when discussing the company’s financial results with investors and analysts.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 24,500 people worldwide.
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Contact:	Lisa W. Rodriguez Chief Financial Officer	(713) 693-4746

	Andrew P. Becnel Vice President — Finance	(713) 693-4136
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(In 000’s, Except Per Share Amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Net Revenues:
Evaluation, Drilling & Intervention Services	$609,547	$427,621	$1,590,550	$1,219,066
Completion & Production Systems	429,591	344,073	1,204,526	970,270
Other Operations	37,678	22,647	76,741	59,833

	1,076,816	794,341	2,871,817	2,249,169

Operating Income (Expense):
Evaluation, Drilling & Intervention Services	139,962	90,672	370,746	244,189
Completion & Production Systems	65,075	43,976	168,922	111,512
Other Operations	5,879	7,230	8,370	17,359
Research and Development	(27,140)	(20,445)	(72,062)	(59,719)
Equity in Earnings	6,857	5,279	17,636	16,557
Corporate Expenses	(19,169)	(15,683)	(53,399)	(39,237)
Exit Costs and Restructuring Charges	(97,258)	—	(104,020)	—

	74,206	111,029	336,193	290,661

Other Income (Expense):
Debt Redemption Expense	(4,733)	—	(4,733)	—
Gain on Sale of Universal Common Stock	—	—	—	25,280
Other, Net	7,272	(905)	11,565	(1,528)
Interest Expense, Net	(17,197)	(15,060)	(45,834)	(45,788)

Income from Continuing Operations Before Income Taxes	59,548	95,064	297,191	268,625
Provision for Income Taxes	(12,249)	(25,226)	(74,732)	(64,255)

Income from Continuing Operations	47,299	69,838	222,459	204,370
Income (Loss) from Discontinued Operation, Net of Taxes	587	259	1,211	(7,779)

Net Income	$47,886	$70,097	$223,670	$196,591

Basic Earnings Per Share:
Income from Continuing Operations	$0.31	$0.52	$1.56	$1.53
Income (Loss) from Discontinued Operation	0.01	0.00	0.01	(0.05)

Net Income	$0.32	$0.52	$1.57	$1.48

Diluted Earnings Per Share:
Income from Continuing Operations	$0.30	$0.49	$1.48	$1.44
Income (Loss) from Discontinued Operation	0.01	0.00	0.01	(0.05)

Net Income	$0.31	$0.49	$1.49	$1.39

Weighted Average Shares Outstanding:
Basic	150,486	134,147	142,412	133,189
Diluted	155,894	149,089	155,708	147,829

Weatherford International Ltd.
Supplemental Information
(In 000’s)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Geographic Revenues:
Eastern Hemisphere	$373,485	$300,103	$1,029,752	$843,177
United States	410,725	298,274	1,100,692	819,569
Canada	188,787	121,482	474,511	373,201
Latin America	103,819	74,482	266,862	213,222

	$1,076,816	$794,341	$2,871,817	$2,249,169

Depreciation and Amortization:
Evaluation, Drilling & Intervention Services	$57,181	$43,392	$153,166	$129,574
Completion & Production Systems	19,174	16,273	56,732	48,345
Other Operations	3,615	1,805	7,070	5,558
Research and Development	1,431	1,147	3,741	3,455
Other	549	644	1,680	1,856

	$81,950	$63,261	$222,389	$188,788

Research and Development:
Evaluation, Drilling & Intervention Services	$14,624	$9,454	$35,297	$28,334
Completion & Production Systems	12,255	10,503	35,658	30,148
Other Operations	261	488	1,107	1,237

	$27,140	$20,445	$72,062	$59,719

Weatherford International Ltd.
Trending Financial Information
(In 000’s)

	Three Months
	Ended
	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Net Revenues:
Evaluation, Drilling & Intervention Services	$609,547	$514,022	$466,981	$478,569	$427,621
Completion & Production Systems	429,591	403,873	371,062	388,209	344,073
Other Operations	37,678	19,400	19,663	15,827	22,647

	$1,076,816	$937,295	$857,706	$882,605	$794,341

Operating Income (Expense):
Evaluation, Drilling & Intervention Services	$139,962	$121,945	$108,839	$111,509	$90,672
Completion & Production Systems	65,075	52,599	51,248	51,063	43,976
Other Operations	5,879	(909)	3,400	(2,849)	7,230
Research and Development	(27,140)	(23,903)	(21,019)	(23,833)	(20,445)
Equity in Earnings	6,857	6,578	4,201	5,848	5,279
Corporate Expenses	(19,169)	(17,341)	(16,889)	(16,652)	(15,683)
Exit Costs and Restructuring Charges	(97,258)	—	(6,762)	—	—

	$74,206	$138,969	$123,018	$125,086	$111,029